Exhibit 10.43

Summary of Executive Compensation

Base Salary

     As of March 15, 2005, the 2005 base salaries of each of the executive officers of LIN TV Corp. (the “Company”), were as follows:

Gary R. Chapman, Chairman of the Board, President and Chief Executive Officer	$800,000

Vincent L. Sadusky, Vice President, Chief Financial Officer and Treasurer	$386,000

Gregory M. Schmidt, Vice President of New Development, General Counsel and Secretary	$388,000

Peter E. Maloney, Vice President of Finance	$227,000

Cash Bonus Compensation

     Mr. Chapman’s target bonus opportunity is established in accordance with his employment agreement incorporated by reference as Exhibit 10.10 to the Annual Report on Form 10-K for the year ended December 31, 2004. The Compensation Committee determines the bonuses to be paid to Messrs. Sadusky, Schmidt, and Maloney based on targets established by the Compensation Committee and a subjective assessment by the Compensation Committee of the extent to which the executive officer contributed to the overall performance of the Company or a particular department of the Company.

As of March 15, 2005, the 2005 target bonuses of each of the executive officers of LIN TV Corp. (the “Company”), were as follows:

Gary R. Chapman, Chairman of the Board, President and Chief Executive Officer	$800,000

Vincent L. Sadusky, Vice President, Chief Financial Officer and Treasurer	$147,000

Gregory M. Schmidt, Vice President, New Development, General Counsel and Secretary	$150,000

Peter E. Maloney, Vice President of Finance	$110,000

     Other Compensation

     The Compensation Committee may also, from time to time, award each of the executive officers compensation in the form of stock options granted under the Company’s 2002 Stock Plan.

The Company also pays Mr. Chapman’s monthly dues at certain clubs.